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                                                                    Exhibit 99

                                                         PRESS RELEASE
[COLE NATIONAL LOGO]
                                                         FOR IMMEDIATE RELEASE

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5915 Landerbrook Drive                              Listed on New York Exchange
Cleveland, Ohio 44124                               Symbol "CNJ"
(440) 449-4100                                      Contact: Joseph Gaglioti

                           HAL HOLDING N.V. FILES 13-D

                          INCREASES OWNERSHIP ABOVE 20%

                              NOMINATES A DIRECTOR

         Cleveland, Ohio, June 19, 2001-- Cole National Corporation (NYSE:CNJ) announced that it had been notified by HAL Holding N.V. that its affiliate, HAL International, has raised its ownership interest in the Company to over 20% of the outstanding shares. The shares of HAL are quoted on the Euronext Amsterdam Stock Exchange in the Netherlands. Pursuant to a November 22, 1999 agreement between HAL and the Company, HAL has designated Melchert Frans Groot as its nominee to the Cole National Corporation Board of Directors. Effective June 19, 2001 the Board of Directors of Cole has increased the size of its Board to eight directors and elected Mr. Groot as a Director. Mr. Groot has significant experience in the retail optical business through his role in supervising HAL's majority ownership interest in Pearle Europe. Cole National owns 21% of Pearle Europe which is one of the largest optical retailers in Europe with 900 stores operating under the names Pearle in the Netherlands, Belgium, and Austria, Groeneveld in the Netherlands, Apollo Optik in Germany, Avanzi in Italy and MultiOpticas in Portugal.
         Mr. Jeffrey A. Cole, Chairman and Chief Executive Officer of Cole National Corporation said, "I am pleased that HAL has shown its confidence in our Company by increasing its investment. We look forward to working with HAL and Mr. Groot to take advantage of the worldwide synergies between our various optical businesses as well as future opportunities for growth."
         Cole National and Pearle Europe together have nearly 3,000 locations in 8 countries and the Caribbean basin with vision sales through both owned and franchised stores of $1.5 billion.
         In addition, Cole National operates Cole Managed Vision, one of the largest managed vision care providers which offers vision care benefits to approximately 94 million people through a provider panel of about 7,000 practitioners.
         Cole also owns and operates Things Remembered, a unique personalized gift business with nearly 800 stores, catalogs and on the Internet at www.thingsremembered.com.




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